Exhibit 99.1

For more information:

Peter C. Wulff

Chief Financial Officer

Alphatec Spine, Inc.

(760) 494-6749

pwulff@alphatecspine.com

Cheryl B. Monblatt

Director, Investor Relations

Alphatec Spine, Inc.

(760) 494-6746

cmonblatt@alphatecspine.com

FOR IMMEDIATE RELEASE

ALPHATEC SPINE REPORTS PRELIMINARY FOURTH QUARTER AND FULL-YEAR

2008 REVENUES; PROVIDES 2009 REVENUE AND EARNINGS GUIDANCE

— Sixth consecutive quarter of record revenues; 33% growth over Q4 2007 —

CARLSBAD, CA — January 13, 2009 — Alphatec Holdings, Inc. (Nasdaq:ATEC), the parent company of Alphatec Spine, Inc., a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, with a focus on treating conditions related to the aging spine, announces today that, based on preliminary financial data, the Company will report record consolidated quarterly revenues for the fourth quarter 2008 of approximately $28.4 million, an increase of approximately 33% over revenues from the prior year fourth quarter. For the year ended December 31, 2008, the Company will report record consolidated revenues of approximately $101.2 million, an increase of approximately 26.5% over revenues from the prior year.

The Company projects full-year 2009 revenues to be between $123 million and $125 million and full-year 2009 adjusted EBITDA to be between $12 million and $14 million. The Company is providing guidance for positive adjusted EBITDA in the first quarter of 2009 and expects to be EPS positive in the third quarter of 2009.

Conference Call Information

The Company will hold an investor conference call today, January 13, 2009 at 5:30 a.m. Pacific (8:30 a.m. Eastern). The conference call number is (877) 741-4253 for the U.S. and (719) 325-4778 for international callers.

About Alphatec Spine

Alphatec Spine, Inc. is a wholly owned subsidiary of Alphatec Holdings, Inc. (Nasdaq:ATEC). Alphatec Spine is a medical device company that designs, develops, manufactures and markets products for the surgical treatment of spine disorders, primarily focused on the aging spine. The Company’s mission is to combine world-class customer service with innovative, surgeon-driven design that will help improve the aging patient’s quality of life. The Company is poised to achieve its goal through new solutions for patients with osteoporosis and other aging spine deformities, improved minimally invasive products and techniques and integrated biologics solutions. In addition to its U.S. operations, The Company also markets its spine products in Europe. In Asia, the Company markets a broad line of spine and orthopedic products through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Also visit the Aging Spine Center, www.agingspinecenter.com, a web-based information portal for healthcare providers and patients regarding aging spine disorders and their treatment. The Company is working with the National Osteoporosis Foundation as well as other clinical portals that provide peer-reviewed content, to populate the Aging Spine Center. The interactive website will enable patients to review pertinent information about disorders that affect the aging spine in an easy-to-understand format that includes videos, graphics and questions that should be asked of caregivers. Medical information will include published abstracts regarding the aging spine.

Non-GAAP Information for Adjusted EBITDA

Earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”) included in this press release is a non-GAAP (generally accepted accounting principles) financial measure which represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, stock based compensation costs, and other non-recurring income of expense items, such as in-process research and development expenses. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP.

Though management finds adjusted EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base-line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to Alphatec Spine’s ability to meet the fourth quarter 2008, full-year 2008 and 2009 financial targets set forth in this press release. Alphatec Spine cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec Spine’s ability to meet its 2009 revenue and earnings projections, uncertainty of success in developing new products or products currently in Alphatec Spine’s pipeline, Alphatec Spine’s ability to develop and expand its business in the United States, Asia and Europe, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec Spine’s ability to successfully control its costs or achieve profitability, product liability exposure, patent infringement claims and claims related to Alphatec Spine’s intellectual property. Please refer to the risks detailed from time to time in Alphatec Spine’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec Spine disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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